Exhibit 99.1

Summit Hotel Properties, Inc. Announces Debt Refinancings

SIOUX FALLS, S.D.--(BUSINESS WIRE)--October 14, 2011--Summit Hotel Properties, Inc. (the “Company”) (NYSE: INN), a real estate investment trust (REIT) specializing in the ownership of premium-branded hotels in the upscale and upper midscale segments, today announced a number of debt refinancing initiatives.

On October 3, 2011, the Company and ING Investment Management, LLC (“ING”) agreed to a non-binding term sheet pursuant to which the Company plans to refinance and consolidate all four of the Company’s outstanding loans with ING, which as of June 30, 2011 collectively had an aggregate outstanding principal balance of approximately $71.0 million, were secured by 16 of the Company’s hotel properties and bore interest at a weighted-average rate of 5.97%, into a single 7-year term loan with a principal balance of $67.5 million, amortized over 20 years and bearing an annual interest rate of 6.10%, collateralized by first mortgages on 16 of the Company’s hotel properties containing an aggregate of 1,639 guestrooms. After taking into account the continuing amortization of the existing loans through closing and the proceeds of the new loan, the Company expects to fund at closing approximately $1.0 million of principal paydown with available cash or a draw on its revolving credit facility. In May 2011, ING Investment Management, LLC (“ING”) notified the Company that ING was exercising its contractual right to declare the entire principal balance and accrued but unpaid interest on its $28.3 million loan to the Company, which is included in the four ING loans described above, to become due and payable on January 1, 2012. As previously disclosed, ING has the right to call the loan at January 1, 2012, January 1, 2017 and January 1, 2022. The Company is working with ING to complete final documentation for this new loan structure prior to January 1, 2012 and expects that the new loan will be funded by the end of the first quarter of 2012. However, the Company can give no assurances that it will be able to refinance the four ING loans or any of them on these terms within the expected timeframe or at all.

The $28.3 million loan with ING described above was included in the amount shown as debt obligations due in less than one year previously disclosed in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed by the Company and Summit Hotel OP, LP with the Securities and Exchange Commission on August 15, 2011 (as amended on August 31, 2011).

In addition to the ING loans which the Company expects to refinance as described above, since June 30, 2011, the Company has modified or refinanced approximately $43.0 million in outstanding principal balance of indebtedness. On August 12, 2011, the Company modified all three of its General Electric Capital Corp. (“GECC”) loans, which had an aggregate outstanding principal balance at June 30, 2011 of approximately $30.3 million. After giving effect to the modification, the GECC loans, which now amortize over 20 or 25 years with balloon payments of approximately $10.2 million on April 1, 2014, approximately $6.3 million on April 1, 2018 and approximately $8.6 million on March 1, 2019, now bear a rate of interest equal to 90-day LIBOR plus 3.50%. On September 30, 2011, the Company refinanced its Bank of the Cascades loan, which had an outstanding principal balance at June 30, 2011 of approximately $12.6 million, to have a new maturity date of September 30, 2021 and a fixed interest rate of 4.66% through September 29, 2016 and a fixed interest rate thereafter based on the then-current Federal Home Loan Bank of Seattle Intermediate/Long-Term, Advances Five-year Fixed Rate plus 3.00%.

Stuart Becker, Summit’s Executive Vice President and Chief Financial Officer stated, “Securing these refinancings allows us to take advantage of current attractive interest rates and manage our debt maturities.”

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a self-advised real estate investment trust focused on acquiring and owning premium-branded select-service hotels in the upscale and upper midscale segments. As of October 13, 2011, the Company’s hotel portfolio consisted of 70 hotels with a total of 7,100 guestrooms located in 19 states. Additional information about Summit may be found at the Company’s website, www.shpreit.com.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements include statements related to the Company’s ability to continue to execute its strategy by selectively expanding the portfolio while continuing to maximize the operating results of its existing portfolio and its ability to obtain new financing and complete refinancings of existing debt. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission.

CONTACT:
(Media)
Daly Gray Public Relations
Jerry Daly, Carol McCune, 703-435-6293
jerry@dalygray.com
or
(Investors)
Summit Hotel Properties, Inc.
Dan Boyum, 605-782-2015
dboyum@shpreit.com